FOR IMMEDIATE RELEASE

FERRO ANNOUNCES POTENTIAL SALE OF SPECIALITY PLASTICS BUSINESS

CLEVELAND, Ohio – May 30, 2006 – Ferro Corporation (NYSE: FOE) announced today that it has entered into a non-binding letter of intent to divest its Specialty Plastics business unit. The sale, which is expected to close in the third quarter of 2006, is subject to negotiation of definitive agreements, due diligence, completion of information and consultation procedures with the Works Councils in Europe, as well as certain other closing conditions.

Ferro’s Specialty Plastics business generated 2005 revenues of approximately $270 million.
The unit develops and produces customized thermoplastic compounds and alloys, plastic colorants, gelcoats, and thermoset pastes that are marketed to manufacturers in a broad range of end markets.

The Specialty Plastics unit has production facilities in the United States, Europe and Latin America; its largest facilities are in Evansville, Indiana; Stryker, Ohio; Castellon (Almazora) Spain, and Rotterdam, The Netherlands.

About Ferro Corporation

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 7,000 employees globally and had sales of approximately $1.9 billion in 2005. Additional information about the Company can be found at www.ferro.com.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

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Ferro Enters Non-binding Letter of Intent to Divest Specialty Plastics Unit/page 2 of 3/ May 30, 2006

•	Due diligence and negotiation of terms and conditions with the potential buyer may not result in the divestiture of the Specialty Plastics business unit, as planned;

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	The ability of the Company to successfully negotiate, execute and deliver definitive documentation with respect to a new credit facility or otherwise obtain financing needed to repay any indebtedness that may be accelerated by events of default and prepay or redeem other indebtedness;

•	Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of our credit facilities;

•	The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for the fiscal year 2005 are not filed with the U.S. Securities and Exchange Commission by September 30, 2006 or such later date up to March 31, 2007 as the NYSE may permit;

•	The ultimate outcome of class action lawsuits filed against the Company; and

•	The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Ferro Enters Non-binding Letter of Intent to Divest Specialty Plastics Unit/page 2 of 3/May 30, 2006

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Ph: 216-875-6202; eMail: aboodm@ferro.com

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Ph: 216-875-7155; eMail: longfellowd@ferro.com